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The following is a transcript of a Question and Answer session with Chris Caldwell, President and Chief Executive Officer of Concentrix Corporation, and Andre Valentine, Chief Financial Officer of Concentrix Corporation, at the Baird 2023 Global Consumer, Technology & Services Conference on June 6, 2023. A recording of this Question and Answer session was made available on the Concentrix Corporation website following the initial webcast.

Participants
Chris Caldwell, President and Chief Executive Officer of Concentrix Corporation
Andre Valentine, Chief Financial Officer of Concentrix Corporation
David Koning, Senior Research Analyst, Robert W. Baird

David Koning: All right. Good afternoon, everyone. And why don’t we get started. My name is Dave Koning. I’m a senior analyst at Baird. I cover business process outsourcing. I really for – I think the last 17, 18 years now, and I think probably going back that far, Andre was here with Convergys probably 17, 18 years ago, we – if I looked a little younger at the time, maybe a lot younger. But I’m really pleased to introduce Concentrix today.
We have Chris Caldwell, CEO, and then Andre is the CFO. It’s soon going to be a nearly $10 billion revenue run rate company with the addition of Webhelp coming up later this year. So, with that, why don’t we kick it off with some slides and we’ll do some Q&A.
Andre Valentine: Well, thanks, David. Andre Valentine here. Glad to give you a little bit of an introduction to Concentrix. So, real quickly, Concentrix today, coming off of a year in 2022 where we’re $6.3 billion in revenue, almost $900 million in non-GAAP OI and $460 or so million of free cash flow.
We’ve really invested over time to be a leader in the customer experience space. And so, not only can we run the customer experience operations for our clients, but we’ve invested to be able to design and build those platforms as well and then ultimately run them for our clients. Those clients, we have over a thousand of them, including 130 of the Fortune Global 500. They’re long-tenured clients. And we serve those clients across 40 countries.
We’re positioned kind of here in a very dynamic marketplace. We deliver customer experience across a fragmented market that we kind of break down into these three parts. Our CX BPO market, growing market at about $110 billion in revenue. That’s kind of our core. And then recently, we’ve invested, both through M&A and organically, to move into the $270 billion digital IT services market. This is where we design and build, at scale, our clients’ customer experience operations. And then we are also playing across a number of adjacencies in the CX space, That’s about a $320 billion market growing quickly with things like analytics, voice of the client, consulting, etc.
As David mentioned, we’re very excited. Back in the end of March, we announced our combination with Webhelp. Really combining two best-in-class customer experience providers to create what we believe is a global leader in the space. The transaction valued at about $4.8 billion consisting of cash, some stock, and a note payable back to the sellers. You know, Webhelp in and of their own right was a large company, $3 billion of expected revenue here this year and nearly $500 million of adjusted EBITDA.
That creates, as David said, nearly a $10 billion run rate here in 2023 from a revenue perspective, $1.6 billion nearly in combined pro forma EBITDA. And that’s before we get to synergies. A very attractive acquisition or combination for investors mid-to-high single digit non-GAAP EPS accretion in the first year with double-digit accretion accomplished by year two. And we expect to close that transaction here by the end of the year.

Strategic rationale for the deal was quite simple. As we looked across the marketplace for customer experience providers, Webhelp was the obvious choice for us. Really enhances our position as a leader in this large growing market. Webhelp adds some really marquee clients in attractive, growing markets for us, further diversifying our client base. And what we really like about Webhelp – one of the many things – is very limited overlap between our client sets. So feel really great about that.
Webhelp is a leader in providing services in Europe, Latin America and Africa. Concentrix, a leader in providing services for North America and Asia-Pac. So, we bring those two together, really a global footprint that we believe is unmatched in the industry and diversifies our revenue sources as being about one-third each from the Americas, EMEA and Asia-Pac. Expands our breadth and reach – a global reach – of high-value services, digital capabilities. Great corporate culture match between the two. And lastly, as I mentioned, accretive in year one to our revenue growth, profitability and non-GAAP EPS. So, very exciting times.
And with that, we’ll turn it to you, David for some questions.
David Koning: Yeah, no, that sounds great. And I was going to actually kick off with some questions about Webhelp. So you explained a lot of those. But maybe one thing, the delivery – so that the regions where the revenue comes from you explained on there – is the delivery any different whether it being from – I thought they did some like online type delivery to like more so maybe than you did but just the locations of where the delivery comes from is that much different than the legacy business?
Chris Caldwell: Yeah, they actually have a strong delivery footprint in Africa that services Continental Europe. They also have some great delivery in the Nordics and in Eastern Europe, which we were somewhat light on. And then in Latin America, it adds a number of countries to us as well, where they’re doing delivery. Similar to us, they have a strong local market presence. So a number of their customers are local market leaders that might be overseas or in the local market. And similar to us, they deal with a lot of large companies where they deliver for them in multi-geographies where we see the benefit. We can help give them a full world solution.
David Koning: Yeah. Great. And maybe now taking just a step back to the total industry. You know, when we started doing this a couple of decades ago now.
Chris Caldwell: Don’t age us David.
David Koning: Yeah. I mean, it was all AT&T and it was answering the phones for phone bills and it was just all of this very low end low. And now, I mean, explain maybe a few of your services. I mean, it’s much higher tech, much higher complexity than some of the stuff you do.
Chris Caldwell: Yeah. The complexity of our business has evolved pretty dramatically. When you look at our total revenue, about 10% of our business is those IT services which are pure, pure development, build and design and consulting around IT services. And then when you look at the 90% of our revenue that’s there, it’s almost 50/50 between voice and non-voice. And when we look at the voice component of our business, a lot of it has turned into very high end, whether it be emergency services, whether it be health care claims management and working with you on what surgeries you’re going to get done and get approved and so forth and so on, to financial advice, you name it. A very significant portion is sort of in-depth conversations with customers and driving value from those conversations.
On the non-voice perspective, it comes similarly back to things that you’ve seen evolve in our industry, which is chatbots, which is chat, which is content moderation, and the services that are kind of powering some of the social media companies as well as some of the new e-commerce companies as well.
David Koning: And is that also why the margins seem to have gotten a lot better in the last 10 to 12 years, too? Is because it’s more, you know, higher value?
Chris Caldwell: Yeah. For sure. I mean, we’ve seen our margins over the last 10 years increase effectively almost 900 basis points, give or take. And it’s really a combination of one, getting into higher barrier of entries business – healthcare and banking, insurance, financial. It’s a combination of our technology investments where a significant portion of our clients run on our technology platforms that we’ve built out over the years. And then it’s also continuing to expand our footprint through M&A, as well as organic, where we get better delivery costs, as well as frankly a more diversified portfolio of clients. I believe there’s a premium to be paid for kind of the services that we offer consistently around the globe.
David Koning: Yeah, yeah. Great. And maybe if we talk a little about macro, it seems like the whole services industry has gone through a little bit of a slowdown. And what’s – we’ll talk about AI in a minute, too – but I think some investors look at it like, ooh, this is the beginning of AI when it’s really just there’s a little macro pressure across the industry. But maybe talk to a little bit what you’re seeing with macro.
Chris Caldwell: Yeah, for sure. From a macro experience perspective, it’s kind of a unique time. When we’re in conversations or talking with clients, they’re in this kind of debate about what to do. They hear all this stuff about recession. They’re definitely seeing it in volumes. Volumes are down generally a lot – across a lot of the industry. But they’re not also seeing things hit the wall with sort of high unemployment rates. And when that happens, they tend to be in this debate of do they compress and consolidate partners to get better leverage? Do they outsource more? Or do they just try to hold things the same and kind of feed everyone up a little bit because things might come back and it might be very costly for them to build out the ecosystem and infrastructure again?
So, in reality, it kind of has kind of petered some of the demand expectations. I think, with our business, we operate very, very well when the economy is poor because clients want to outsource more. We operate very well when the economy is booming because they require help for scale. Right now, it’s a bit of mixed bag, right, as clients are kind of going through decisions of whether to outsource more or keep the infrastructure in place, or consolidate partners.
David Koning: Yeah. And we’re in a economy now where – I mean, you remember just two years ago, everybody is trying to IPO and it was revenue at all cost and just get a revenue multiple. Now, all of a sudden, companies are like, wait, we need to be profitable. We’re not going to, like, do well in the market. So, are you getting more cost-cutting type interests?
Chris Caldwell: We talked about that in the earnings calls. About probably April of last year, there was a very defined flip change with clients where they went from, to your point, growth at all cost, especially the new economy companies, to really about how do they get more of their cost variable and how they take out cost. And it was a very – like, literally within 30 days, every single conversation changed about managing their cost structures, and how could we help them do that.
David Koning: And it would seem like in this, like the current environment, I mean, that can only be continuing. And there’s two factors. And in our survey each quarter, we kind of hit how are sales and how are existing client volumes, because they can be two different things. And I would imagine existing client volumes might be a little lighter, but sales activity and interest in sales might be really good.
Chris Caldwell: And that’s what we’re finding. Generally, our pipeline is strong. Deals continue to flow through the pipeline as expected, although be it the deals don’t ramp as fast and as large as what you do in a booming economy, because they tend to be, hey, this is how much volume we need to give you, and here is what it is. And so you take it. But to your point, volumes – and we’ve called this out a few times on our calls – in a number of the categories is just down, less consumption of their products and services from our client base.
David Koning: Got you. And, Andre, when you started at Convergys, when – that was what, 13, 14 years ago, maybe?
Andre Valentine: Yeah, it was a bit longer than that.
David Koning: Longer than that.

Andre Valentine: Yes.
David Koning: Yeah. But I just look back at what, it was like, what was AT&T at the time, 20% of revenue?
Andre Valentine: It got as high as 30% at one point.
David Koning: 30%.
Andre Valentine: And so it’s great. As we look across our client base, our – once we close the combination with Webhelp, we’ll see a situation where our top five clients are just 20% of revenue. So I’m not used to that environment, so it’s great.
David Koning: Well, and that’s – yeah, that’s what I was kind of getting at. Not, not only, now top 5 down to 20%, but the diversification of revenue streams and getting back to the cost cutting, but it’s like all different types of things are in there now. So does that create a big maybe moat but more somewhat moat of growth? Like it can’t fluctuate that much because you have some stuff that just kind of moves up.
Andre Valentine: And we definitely see that across the verticals. We certainly see continued strength, for instance, surprisingly in travel, but we’re certainly seeing softness in retail, in e-commerce, in communications, and in consumer electronics. Good strength still in healthcare and banking and financial services, So it does, that diversified client base and vertical mix certainly helps.
David Koning: Yeah. So you’ve created almost this band where it’s almost hard to operate too far out of a certain band of growth now?
Chris Caldwell: Yeah. We’re all focused on that both from a vertical diversification perspective and client diversification perspective. And also, what was important with the Webhelp transaction was the geo-diversification perspective. We’re very focused on getting to this a third, a third, a third from where our revenue is generated from because we also see those opportunities of taking those clients and kind of spreading them around the globe, which we’ve been successful doing on the Concentrix footprint. And we believe will be even more successful as we bring Webhelp into it.
David Koning: Yeah, got you. And I’m actually – I didn’t actually realize, because usually North America is like 80% of everybody’s clients...
Chris Caldwell: Pretty much.
David Koning: ...right? And Europe is often the other 20%. But Asia-Pacific is an interesting place, I mean, TDCX has a lot of exposure there and stuff, But I don’t feel like I know that market that well and maybe describe some of the dynamics there relative to what like North America is like.
Chris Caldwell: Yes. We’ve been investing the Asia-Pac market for now going on almost a decade. And so we’re probably the largest non-Japanese BPO player in Japan. We’re in Korea. We’re in China. We’ve been in China since, I believe, at 1999. And so we have a long history within China, Thailand, Vietnam, Indonesia, Australia, New Zealand, India, and so have a very strong footprint there. And it’s a really nice combination of domestic clients – and, lately, some of those have become, frankly, massive companies that have spread out across the world, which we’ve helped them support do that – as well as provide access to MNCs from North America going into Asia-Pac. It’s a unique market. It’s country-by-country. There’s a lot of complexity to it. But what we offer clients is really the ability to get consistency throughout that region with sort of that local touch of intimacy, which is just super, super important when they think about how to service their customers.
David Koning: And is it – is that Asia revenue from Asia call centers often because of language?
Chris Caldwell: Yeah. So when we talk a third, a third, a third, that third is actually revenue from Asia-Pac clients coming in from Asia-Pac.

David Koning: Yeah. Okay. Got you. What about the FX impacts of – I mean, you guys have a complex – I mean, Andre, I remember you always had really tight FX models and it sounds really good. What are all those like factors now with such a diverse geo base?
Andre Valentine: The good news is for most of the work that Chris just described, we’re delivering in country in currency, right? So, yes, we’re going to see revenue fluctuate as the exchange rate moves between those currencies and the U.S. dollar. But from a cost perspective, we’re still kind of mostly focused on the cross-currency risk. The situation where we’re billing in, in the U.S. dollar or the euro but we’re delivering from, for instance, India or the Philippines. We have a significant amount of cross-currency risk there that we hedge quite aggressively. And so all we’re trying to do there is kind of, as we price new work, make sure that we kind of lock in the currency rates. So, it kind of delivers the modeled economics. And it’s worked out pretty well for us over time, both in driving some certainty of profitability, reducing the risk but also some consistency in that we’re not seeing large swings from month-to-month or quarter-to-quarter caused by the currency.
David Koning: Yeah. Got you. And maybe we could talk about AI because that’s kind of in the press all the time. And from what I’ve heard, it like almost has roughly zero impact right now. And it’s just kind of a future thought, right? Here’s kind of my – one thing I wonder. Companies are asking you, first of all, they save money with outsourcing. Then you have to offshore it to save more and then AI to save more like eventually it’s almost like you’re paying them almost that like that’s how much they want to save. Right? And it’s like at some point do those things, those factors almost not allow for more savings, like maybe just talk through some of that impact.
Chris Caldwell: Yeah. Let’s go back a little bit. I think, to your point, if you go back a decade or two, the only way clients could save money for the most part was to have a more variable workforce, use an outsourcer for it, and it was like go nearshore or go offshore, and that’s how they would save money. The reality is, is for the last decade, outsourcers as a whole, and we pride ourselves as being one of the ones that have kind of pushed a lot of this effort have driven automation. That automation might have come through, getting rid of work completely, might have gotten into putting in new technology like IVRs or web learning systems or knowledge bases or RPA or whatever the case may be. And in really the last year and a half to two years, it’s been AI. Let’s define AI as machine learning not generative AI. Let’s talk about that as something a little different.
And the reality is, is that as all of this has gone through, the work product that we’ve done continues to evolve. So if you look at a decade ago, you might have been taking calls from e-commerce about where’s my parcel? When was the last time you called an e-commerce player about where was your parcel? Hopefully, not too many times. The reality that work product has gone away. But now what’s happening is we’re dealing with third-party resellers on marketplaces and making sure their content is not counterfeit and making sure that reviews are legitimate, and making sure that fraud is managed and all sorts of stuff like that. All this work product didn’t even exist 10 years ago.
So people have to appreciate there’s always new work product coming, and there’s more and more tools that allow us to optimize that work product. That’s why clients want to work with us.
Generative AI, we really see as just a continued evolution of a tool that allows us to do one of two things. Either get rid of the work, right. Or, make sure that our advisors who are doing that work are more productive and more efficient and more proficient with the work that they’re doing. And right now, the reality is, is that clients are more focused on making their staff and our staff more proficient and better and more productive with generative AI than necessarily getting rid of the work completely. Some of that will happen, but that’s not what tends to be the focus, right now, in the conversations with clients.
David Koning: Yeah. Yeah. That was a much better answer than the way I ask the question. And would it be almost fair to say that what you do today, because you are already doing the outsourcing, the automation, the offshoring, you’re saving them so much money that if a company said, oh, I’m going to Chat GPT this, if they did it themselves, it would probably cost them a lot more because they would have to figure it all out than what you’re already saving them today.

Chris Caldwell: Kind of. Look, the reality is the way clients purchase technology, make decisions, differs. Some technology clients – or some clients – say, we want to decide the technology standard, and we want to implement it, and then we’ll use partners like you to run it and drive it, optimize it, everything else. Some technology or some clients think of technology and say, we want to come up with the standard and then we’re going to go out to our partners and our partners are going to go implement it and design it and run it and manage it.
And then, to your point, some clients are like, we don’t want to touch this. You’re the experts, you go and deal with it. And so we have clients right now who are talking to us about implementing generative AI, and they’re looking at it and saying, okay, how does it fit, how do you secure the data, how do you make sure there’s integrity of the product, predictability of the answers, all sorts of stuff like that. So there’s a lot more complexity to it than – on an enterprise scale – than what tend to people see when they just kind of sit down and say, hey, please write my wife a birthday note and get away with it, right? The reality is that’s very cool and easy to comprehend. Now, try and do a million of those and write the same note every time and not insult your wife. Trust me, it’s not that easy, right? So the reality is you’ve got to kind of appreciate these differences to do it, and that’s what our clients come to us to do.
David Koning: Yeah, yeah, exactly. That’s great. Let’s see, how about the security risks of AI? That’s an interesting one, right? Because we were talking to one of the fintech companies. And they’re like the day we put that code out there, we try to like automate with that, that’s code’s out there. People can see it. Like what do you see as some of the security risk of that?
Chris Caldwell: Yeah, I think the reality is most of our corporate enterprise clients do not believe that they want to give their data – their data – into an open format or a large language model that is open to others. It just – some might do it, I would be surprised. The vast majority do not want to do it. So that requires them to think about, okay, how do we come up with our own proprietary large language models, and then what GPT – generative AI technology – we’re going to use to kind of do those large language models? There’s some open source. There’s some people who are looking at closed. We have our own thoughts about how to implement it. But the reality is, is that it’s going to be a very different environment than kind of people signing up to OpenAI and saying, hey, we’re going to put our enterprise on it.
The second thing that people don’t necessarily appreciate around some of the generative AI is the cost. Everyone kind of bypasses that. The reality is, is in a lot of our interactions with clients, there’s a fair bit of back and forth, contextual understanding, getting the data and everything like that. If you’re paying for tokens, depending on the size of the interaction you’re having and the complexity of the interaction that you’re having, it’s not as cheap as people think, and sometimes basic AI/ML tools will do it better, faster, cheaper, and get the result done. And those are tools available now to do it. So there’s a lot more debate and conversation that kind of goes along with it. But overall, we see it as a benefit.
David Koning: Yeah. Got you. And then what about just some labor characteristics today? Like wage inflation for a while was sky high, so was attrition. That started to come down a little bit. How do you see that related to then margins? And maybe talk through that.
Andre Valentine: Yeah. So you’re right. We saw significant wage inflation starting in the midpoint of 2021. We called it out on an earnings call then and talked about it for quite a while. And then we had great success, frankly, in passing those increases along and even moving our margin up over time, even in the face of those inflationary pressures, which were most intense in the US for us and parts of Europe. The rest of the world, we’ve always dealt with inflation in places like India and the Philippines, and we didn’t see that intensify all that much. That’s all changed, I would say over the last couple of quarters. We’ve seen the level of wage inflation come down. We’ve also seen it much harder to pass along wage increases to clients. So the environment has changed there, but again, kind of feel pretty good about where we are. From an attrition perspective, attrition has picked up a little bit, but it’s still kind of below pre-pandemic levels. So it’s manageable where it is right now.
David Koning: Okay.

Chris Caldwell: Yeah. And I would say that when we’re having conversations with clients, many times we talk to them about the geographies we’re delivering the work product from. And say, this is the expectation of where we think costs are going to be in a year, two years and three years. So would you like to talk about a technology solution? Would you talk about, like should we get rid of this work completely? And it provides an opportunity to have that conversation proactively around how to automate the work and drive better efficiencies for them. They save money, we tend to make a higher margin, become stickier with the client, and frankly, we see it as a win-win for both.
David Koning: Yeah. And that really brings up another important question, so that stickiness factor. I remember going back several years, the 30- and 90-day out clauses, I mean, it was really easy for clients to just say, I don’t want to do volumes, as many volumes, and I’ll just shift. Today, you’re doing so many different types of processes with a company that it’s very, very hard, it seems like to switch volumes away.
Chris Caldwell: Yeah. I – look, I mean, if we don’t deliver on our job, I think a client can figure out a way to get out of our contracts. But the reality is, is that if you look at our tenure of the top 25 clients, sort of 16 years. Somewhat unheard of in our industry. And if you look at our top 50 clients, 49 of those clients we deal with with multi- geographies, multi-lines of business, have technology engaged with them and so become very, very sticky. The one we don’t, it’s a government client where we have to deliver within that particular region. And that is our focus, our focus is trying to really be a – an extension of their brand, of our clients’ brand, delivering for them as if we are them. And with these tech tools, tie-ins, with the domain knowledge that we have, we begin to – I don’t want to say indispensable, but a key part of their supply chain and ecosystem.
David Koning: And then what’s the industry dynamic like today with – you’re huge now. Teleperformance is also quite huge. Sitel and Sykes have combined, TeleTech is still pretty big, but there used to be a team like 10, 12 companies, $1 billion to $4 billion. Now, there’s really two or three really big ones and then a bunch of really little ones, right? What’s that dynamic like now?
Chris Caldwell: Yeah. Look, our theory on the market and it’s been like this for, gosh, probably a decade is that the market is highly fragmented and we believe that there’s going to be two or three players that are kind of 10 billion and above. We hope to be one of them. And we expect that there’s going to be a lot of companies that are 500 million to a billion and are going to be really specialized, have work product or domain expertise or a region or country or whatever the case may be. And then it’s going to be really, really tough for the ones in the middle, if they survive. Because the requirements from a security perspective, compliance and regulatory perspective continue to just increase and you need to be able to have size to be able to do that. Clients want fewer partners. So you need to have the footprint to be able to do that, tech expertise to be able to do that. And it’s hard to invest if you’re in that middle part. So we expect over time, there will be continue to be a lot more consolidation, both on the top end and then the sort of $500 million to $1 billion. But few players that are going to sit in the middle.
David Koning: I’ve seen some companies over the years, even $100 million to $500 million even, that actually have pretty good margins. They’ll do one or two process really well. Have a handful of good clients and yeah, operate well. Those would seem like great acquisition targets because you could pick them off then and make the margins even better because you can scale them. But is that kind of what you’d be looking for?
Chris Caldwell: Yeah. We look from an M&A perspective – outside of this large deal with Webhelp – it’s really about domain expertise that we’re after and about capabilities. And so there’s a number of things within the tuck-in opportunities that 100 million, 500 million, some billion that would be very complementary to us and do it. What we’re focused on, though, is making sure that the value add of the services is sustainable. There’s oftentimes companies that get to 100 million that have great margins, 200 million that great margins. But the services that they’re delivering are at that margin because they’re relatively new but they’re soon going to get commoditized or brought down because of people going into the space and starting to scale it. So we really look at the sustainability of those margins, the uniqueness of the domain expertise or tech solution that they have. That’s what really interests us.

David Koning: Yeah. Got you. Well, good. We have a couple of minutes left. Is there anything else that I didn’t ask that’s kind of important to kind of the story right now?
Chris Caldwell: I’m surprised you didn’t ask more GenAI questions.
David Koning: Maybe I should ask more. Yeah.
Chris Caldwell: No, I think from our perspective, we’re very, very confident about where we are within the space. We think that the Webhelp deal certainly differentiates us pretty dramatically from our competitors. And we think our investments in our tech stack, we have well over 10,000 sort of developers and analytics people and everything like that at scale can deliver real value to our clients. And so, from a GenAI perspective, we see it as an evolution, not a disruptive impact to our business that will allow us to continue to automate work, drive better margins, be more integrated to clients. And we expect that we’ll be able to continue to add and build out our expertise in the adjacent markets around the Core CX to continue to be a consolidator of work for our clients and continue to grow our business. So, very, very excited about the market right now and continue to think that there’s a lot of opportunities for continued growth.
David Koning: Yeah. And I mean, we always think, pure customer care work, right, if that’s all you did, the margins would be lower. But you’ve gotten into more processes and more IT outsourcing and your margins have gone up and the numbers usually don’t lie, right? So it’s like we can see it that you’re getting more complex.
Chris Caldwell: Correct. The deeper we get with our clients, the more complexity we have in the processes, the more of our clients that use our tech stack, it just continues to add and continues to iterate our business as we go. And so, the vision that we’ve had that we started almost two decades ago continues to be the vision that we’re executing right now.
David Koning: Yeah, great. Well, that’s about all the time we have. Please join me in thanking Chris and Andre and Concentrix.
Chris Caldwell: Thank you very much.
David Koning: Thank you. That was fun.

Additional Information and Where to Find It
In connection with the proposed transaction between Concentrix Corporation (the “Company”) and Webhelp, the Company plans to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, the Company will mail the definitive proxy statement to each stockholder entitled to vote at the special meeting relating to the transaction. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. INVESTORS AND STOCKHOLDERS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION AND THE PARTIES TO THE TRANSACTION. The definitive proxy statement, the preliminary proxy statement, and other relevant materials in connection with the transaction (when they become available) and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s website (www.sec.gov) and the Company’s website at www.concentrix.com.

Participants in the Solicitation
The Company and its directors and executive officers may be deemed, under SEC rules, to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed transaction. Information regarding the interests of such individuals in the proposed transaction will be included in the proxy statement relating to such transaction when it is filed with the SEC. You may obtain information about the Company’s executive officers and directors in the Company’s definitive proxy statement for its 2023 annual meeting of stockholders, which was filed with the SEC on February 9, 2023. To the extent holdings of such participants in the Company’s securities are not reported, or have changed since the amounts described in the proxy statement for the 2023 annual meeting of stockholders, such changes have been reflected on Statements of Change in Ownership on Form 4 filed with the SEC. These documents may be obtained free of charge from the SEC’s website at www.sec.gov and the Company’s website at www.concentrix.com.
Information for U.S. Persons holding Marnix Lux Shares
This proposed business combination is made for the securities of a non-U.S. company. The offer is subject to disclosure and procedural requirements in France and other non-U.S. jurisdictions that are different from those of the United States. The proposed transaction will be structured to comply with the securities laws and regulations in France, the United States and other applicable jurisdictions that are applicable to transactions of this type.
It may be difficult for U.S. holders of Marnix Lux shares to enforce their rights and any claims they may have arising under the federal securities laws of the United States, since Marnix Lux is incorporated in a non-U.S. jurisdiction, and some or all of its officers and directors may be residents of a non-U.S. jurisdiction. U.S. holders may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. Further, it may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.
Forward-Looking Statements
The accompanying presentation contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to, statements regarding the combination with Webhelp and the timing thereof, including the satisfaction of closing conditions and the timing thereof, the exercise of the Put Option and the execution of the SPA, and statements that include words such as believe, expect, may, will, provide, could and should and other similar expressions. These forward-looking statements are inherently uncertain and involve substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Risks and uncertainties include, among other things: risks related to the proposed transaction, including that the proposed transaction will not be consummated; the ability to satisfy the closing conditions to the proposed transaction in a timely manner, on acceptable terms or at all; conditions in the credit markets and the ability to obtain financing for the proposed transaction on a favorable basis, if at all; fluctuations in currency exchange rates and their impact on the U.S. dollar cost for Euro-denominated obligations; the ability to retain key employees and successfully integrate the Webhelp business; the Company’s ability to realize estimated cost savings, synergies or other anticipated benefits of the proposed transaction, or that such benefits may take longer to realize than expected; diversion of management’s attention; the potential impact of the announcement or consummation of the proposed acquisition on relationships with clients and other third parties; the unfavorable outcome of any legal proceedings that may be instituted against the Company, Webhelp Parent, the Sellers or the combined company; and other risks related to the Company’s and Webhelp’s businesses, including risks related to general economic conditions, cyberattacks on the Company’s or Webhelp’s networks and information technology systems, the loss of key personnel or the inability to attract and retain staff, increases in the cost of labor, the effects of communicable diseases, natural disasters, adverse weather conditions or public health crises, competitive conditions in the Company’s industry, higher than expected tax liabilities, the demand for CX solutions and technology, changes in law, and other factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2022 filed with the SEC and subsequent SEC filings. The Company does not undertake a duty to update forward-looking statements, which speak only as of the date on which they are made.